[CORPORATE LOGO]  H&R BLOCK


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NEWS RELEASE

For further information:

Linda McDougall
816-932-7542


H&R BLOCK TO PURCHASE OPTION ONE MORTGAGE COMPANY


FOR RELEASE WEDNESDAY, APRIL 16, 1997

     KANSAS CITY, Mo. - H&R Block Inc. (NYSE:HRB) today announced that Block Financial Corporation, its financial services subsidiary, has agreed to purchase the stock of Option One Mortgage Corporation from Fleet Financial Group for $190 million in cash, subject to closing and post-closing adjustments. The transaction is expected to be completed by the end of June and is subject to regulatory approval and certain other conditions.

     Option One, based in Santa Ana, Calif., is a major originator of sub-prime mortgage loans with more than $1 billion in originations last year. It mainly originates and services one-to-four family residential mortgage loans nationwide.

     "H&R Block's strategic vision is to be the preferred tax and financial partner for our customers. With the addition of Option One, we've greatly accelerated our entry into the financial services market," said Frank L. Salizzoni, president and chief executive officer of H&R Block Inc.

     "With its network of more than 5,000 mortgage brokers in 46 states, Option One provides an important channel that compliments our current wholesale and retail mortgage channels," he said. "In addition, the acquisition will add scale to Block Financial's existing mortgage banking and servicing business."

     "Block's acquisition of Option One is an excellent fit," said Michael R. Zucchini, vice chairman of Fleet Financial Group. "We at Fleet are pleased that Option One's successful management team will be aligned with a buyer that will continue to support their growth and business strategies.



                                     -more -


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     Option One was  acquired  by Fleet  Financial  Group in 1995 as part of its acquisition of Plaza Home Mortgage Corporation. The company offers adjustable rate and fixed rate products primarily to sub-prime borrowers who do not qualify for loans that conform to traditional banking guidelines. Currently, Option One has 41 business locations, including 11 branch offices in nine states that form the core of a nationwide origination net work.

     "Option One has a strong track record, and we look forward to working with its management team to provide the resources necessary to expand the business," said William P. Anderson, president of Block Financial Corporation. "It's a good operation with quality management that offers a service we believe many of our existing tax customers will find attractive."

     Founded in 1955, H&R Block, Inc. is a diversified company offering tax, financial and information services. H&R block is the country's largest tax preparation firm, servicing 14.9 million taxpayers in nearly 8,300 U.S. offices in 1996. H&R Block Tax Services Inc. handled approximately one in every seven returns filed with the Internal Revenue Service last year. H&R Block International served 2.5 million taxpayers in nearly 1,400 offices in Canada, Australia and 15 other countries and territories in 1996. Block Financial Corporation, started in 1993, develops and provides financial services. CompuServe Corporation provides online/Internet, business network and intranet access services for more than 5 million home and business users worldwide. Quarterly results and other information regarding H&R Block are available on the company's Web page at www.hrblock.com.

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